Exhibit 10.20




September 17, 1996                                      PRIVATE & CONFIDENTIAL



Mr. Robert Singleton
8124 Greencastle Drive
Charlotte, NC 28210

Dear Bob:

On behalf of Vestar Capital Partners and the Board of Directors of Russell-Stanley Corporation, we are delighted to extend to you this offer to become President and Chief Executive Officer of Russell-Stanley, Inc. and a member of its Board of Directors. We are looking forward to your taking charge of the Company and leading it to sustained growth and profitability in the years ahead. The balance of this letter will address specific aspects of our compensation package for you:

Base Compensation:                Your base compensation will be $275,000 per
-----------------                 annum. This will be paid to you in weekly
                                  increments.

Incentive Bonus:                  The incentive bonus, which you will be
---------------                   eligible for beginning in 1997, payable in
                                  1998, is targeted at $150,000 and is based upon achievement of the Company's 1997 profit plan. Bonus payments will be made in April of each year, (following issuance of the audited financial statements) for performance rendered in the prior year.
                                  Details of the plan are described in the plan document which you have received.

Long-Term Incentive Plan:         The long-term incentive plan, is based on
------------------------          the performance of the Corporation over a
                                  three-year time frame (currently 1995-
                                  1997). The targeted long-term incentive for you, as CEO, will be $75,000 per annum.
                                  This long-term performance incentive is
                                  accrued each year and, provided the three-year target is achieved by the end of the three-year plan period, the plan will pay out ratably over the ensuing three years.
                                  Details of this plan are described in the long-term plan document you received. You will be eligible to participate in the 1995-97 plan, which will payout in 1998-
                                  2000. Your participation will apply to the year 1997 of this three-year plan.

Stock Option Plan:                The stock option plan for you will be
-----------------                 comprised of two types of programs,
                                  Performance Options and Time Vesting
                                  Options.

   Time Vesting Options:          Will be awarded to you upon joining
   --------------------           Russell-Stanley. These will be equivalent
                                  to 1.5% of the current equity of Russell-
                                  Stanley. These shares will vest at the rate of .5% per annum for each of your first three years of employment, upon your anniversary date. The strike price of these options will be the fair market value of the corporation's shares on the first day of your employment with the Corporation.

   Performance Options:           These options, totaling 1.5% of the current
   -------------------            Russell-Stanley equity, will be awarded to
                                  you as an incentive, and granted upon your achievement of the Corporation's stated business goals and financial targets for each of the first five years of your employment. These options will vest upon award. The strike price of these incentive options shall be the fair market value of the shares, to be calculated on the day of the grant award.

                                  In the case of a change of control, you
                                  shall be 100% vested in both options
                                  programs.

Company Car and Auto
Allowance:                        You will be entitled to the lease of a
---------                         Buick Park Avenue or equivalent automobile.
                                  Expenses associated with driving and
                                  maintaining the vehicle, including
                                  insurance, will be covered by Company
                                  policy. This is a taxable benefit, which will be reflected on your W-2 Form.

Company Benefits:                 You and your family will be entitled to the
----------------                  Company medical, dental, disability and
                                  life insurance plans. Copies of these plans have been given to you.

Relocation Package:               Russell-Stanley's relocation package
------------------                includes coverage of house-hunting
                                  expenses, temporary living expenses and
                                  transaction costs associated with
                                  selling/buying your old/new homes. This
                                  service is managed by PHH Relocation Inc., for Russell-Stanley. The plan is generous and basically covers all the costs incurred in relocating to New Jersey.

Term of Employment:               Russell-Stanley offers an initial two-year
------------------                term of employment and/or compensation
                                  which will, after year one, become a
                                  rolling one-year employment/compensation guarantee. This package applies solely to your base salary compensation. In the event of change of control, responsibility for this offer shall transfer to the new owners of Russell-Stanley.

Authority:                        You shall assume the President & CEO title
---------                         on the first day of employment. There will
                                  be a transition period, which will range from three to a maximum of six months, during which time the Chairman will transfer his knowledge, contacts and experience and transition out of the management of Russell-Stanley.

Start Date:                       Approximately 30 days from date of
----------                        acceptance of this employment offer.

Bob, we are pleased you have agreed to join us and we are excited about the prospect of, together, building Russell-Stanley into a significantly larger and more profitable enterprise.

Very truly yours,

/s/ Daniel W. Miller

Daniel W. Miller
Managing Director


AGREED & ACCEPTED BY

/s/ Robert L. Singleton

Name: ROBERT L. SINGLETON
Date: 9/20/96
      -------------------

cc:      Daniel O'Connell
         Arthur Nagle
         John Priesing




                                      -5-